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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
QLogic Corporation:

     The audits referred to in our report dated May 9, 1997 included the related financial statement schedule as of March 30, 1997 and for each of the years in the three-year period ended March 30, 1997. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to incorporation by reference in the registration statement on Form S-8 of our reports included herein.

                                          KPMG PEAT MARWICK LLP

June 25, 1997